Exhibit 99.1

Keryx Reports Statistically Significant Benefit in Survival from Updated Results of a Randomized, Double-Blind, Placebo-Controlled Phase 2 Study of KRX-0401 (Perifosine) in the Treatment of Advanced Metastatic Colon Cancer

Data Reported at the 2010 ASCO GI Cancers Symposium Demonstrate a Statistically Significant Improvement in Both Time to Tumor Progression and Overall Survival in the Perifosine + Capecitabine Arm Versus Placebo + Capecitabine Arm

Conference Call to Discuss Data to be Held on Thursday, January 28th at 9am EST

NEW YORK, January 25 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) yesterday reported updated results on the clinical activity of KRX-0401 (perifosine), the Company's PI3K/Akt pathway inhibitor for cancer, in combination with capecitabine (Xeloda®) as a treatment for advanced, metastatic colon cancer.  Abstract #447, entitled, “Randomized phase II study of perifosine in combination with capecitabine (P-CAP) versus capecitabine plus placebo (CAP) in patients with second- or third-line metastatic colon cancer (mCRC): Updated results,” was presented yesterday in a poster during the 2010 American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium, held in Orlando, Florida.

STUDY DESIGN:
In this randomized, double-blind, placebo controlled study conducted at 11 centers across the United States, heavily pre-treated patients with second- or third-line metastatic colon cancer were randomized to receive capecitabine (a chemotherapy used in advanced metastatic colon cancer which is marketed by Roche as Xeloda®) at 825 mg/m2 BID (total daily dose of 1650 mg/m2) on days 1 – 14 every 21 days plus either perifosine or placebo at 50 mg daily.  The study enrolled a total of 38 patients, 34 of which were third-line or greater.  Of the 38 patients enrolled, 35 patients were evaluable for response (20 patients on the perifosine + capecitabine arm and 15 patients on the placebo + capecitabine arm).  Three patients on the placebo + capecitabine arm were not evaluable for response (2 patients were unevaluable due to toxicity (days 14, 46) and 1 was unevaluable due to a new malignancy on day 6).  All patients in the perifosine + capecitabine arm were evaluable for response.

The patients in the study were heavily pre-treated, with the arms well-balanced in terms of prior treatment regimens.  The median number of prior treatment regimens for all 38 patients was two, with prior treatment regimens for the P-CAP arm versus CAP arm shown in the table below.  Notably, all of the patients (with the exception of one CAP arm patient) had been treated with FOLFIRI and/or FOLFOX, almost 80% treated with Avastin®, and half treated with an EGFR antibody:

Prior RX	P-CAP (n=20)	CAP (n=18)	All Patients (n=38)
FOLFIRI	18 (90%)	16 (89%)	34 (89%)
FOLFOX	15 (75%)	13 (72%)	28 (74%)
FOLFIRI & FOLFOX	13 (65%)	12 (67%)	25 (66%)
Avastin®	15 (75%)	15 (83%)	30 (79%)
EGFR Antibody (1)	9 (45%)	10 (56%)	19 (50%)
5-FU Refractory Status	14 (70%)	13 (72%)	27 (71%)
Third Line or >	18 (90%)	16 (89%)	34 (89%)

(1)  Prior treatment with Erbitux® and/or Vectibix®

The primary endpoint of this study was to measure Time to Progression (TTP).  Overall Response Rate (ORR), defined as Complete Responses (CR) + Partial Responses (PR) by RECIST, and Overall Survival (OS) were measured as secondary endpoints.

STUDY RESULTS:
The P-CAP arm demonstrated a statistically significant advantage for TTP and OS, as well as for the percentage of patients achieving Stable Disease lasting 12 or more weeks (SD) or better, as compared to the CAP arm.  The P-CAP arm demonstrated a greater than 60% improvement in OS, a more than doubling of median TTP, and almost a doubling of the percentage of patients achieving SD or better.  In addition, the ORR was 20% (including one CR, and durable responses) in the P-CAP arm versus 7% in the CAP arm.  The updated efficacy results for all evaluable patients are as follows:

Group	n	ORR % CR / PR (Duration of Response)	> SD (min 12 wks) n (%) p=0.036	Median TTP Weeks p=0.0012	Median OS* Months p=0.0136
P-CAP	20	20% 1 CR (34 mos - ongoing) 3 PR (21, 19, 11 mos)	15 (75%)	28 [95% CI (12-48)]	18 [95% CI (10.8-25.7)]
CAP	15	7% 1 PR (7 mos)	6 (40%)	11 [95% CI (9-15.9)]	11 [95% CI (5.3-16.9)]
*Survival is calculated from date of randomization until the date of death from any cause, whether or not additional therapies were received after removal from treatment.
NOTE:  Kaplan-Meier method used to calculate both TTP and OS.  In addition, TTP and Progression Free Survival (PFS) are identical for all patients in the study.

Of notable interest, and for the first time presented, were data showing a highly statistically significant benefit in median OS (more than a doubling) and TTP for the subset of patients who were refractory to a 5-FU (Fluorouracil) chemotherapy-based treatment regimen.  5-FU is a core component of the standard of care FOLFIRI and FOLFOX regimens, and capecitabine is a 5-FU pro-drug.  These results are shown below:

Group	5-FU Ref n (%)	> SD (min 12 wks) n (%) p=0.066	Median TTP Weeks p=0.0004	Median OS Months P=0.0088
P-CAP	14 (70%)	1 PR / 8 SD (64%)	18 [95% CI (12-36)]	15.3 [95% CI (8.4-26)]
CAP	11 (73%)	0 PR / 3 SD (27%)	10 [95% CI (6.6-11)]	6.8 [95% CI (4.8-11.7)]

All 38 patients were evaluable for safety.  The P-CAP combination was well-tolerated with Grade 3 and 4 adverse events of > 10% incidence for the P-CAP arm versus CAP arm as follows: anemia (15% vs. 0%), fatigue (0% vs. 11%), abdominal pain (5% vs. 11%), and hand-foot syndrome (30% vs. 0%).  Of note, incidence of Grade 1 and 2 hand-foot syndrome was similar in both the P-CAP and CAP arms (25% vs. 22%, respectively).  Hand-foot syndrome is a reported adverse event with capecitabine monotherapy.  Patients who remained on treatment longer in the Phase 2 study had a greater chance to develop hand-foot syndrome as illustrated by a median time to onset of Grade 3 and 4 hand-foot syndrome in the P-CAP arm of 19 weeks.

Commenting on the data, Dr. Cathy Eng, Associate Medical Director for Colorectal Cancer at MD Anderson Cancer Center in Houston, Texas, stated, “This randomized Phase 2 trial demonstrates the very promising activity of perifosine (an oral Akt pathway inhibitor) for response, PFS, and OS in the care of previously treated, advanced colorectal cancer.  Akt is downstream from the EGFR receptor and may have a role also in KRAS mutant tumor types.  Preclinical data suggest that the Akt pathway inhibitors may be of benefit not only with chemotherapy but also in combination with other biologic agents.  Perifosine is definitely worthy of further analysis and should be pursued in a Phase 3 trial in this indication.”

Dr. Paulo Hoff, Professor of Medicine and Chairman of Medical Oncology at the University of Sao Paulo, Brazil, and the lead investigator for the capecitabine (Xeloda®) Phase 3 approval study stated, “The data we see in this study for the capecitabine alone group is very much in line with expectation and, therefore, the combination data of perifosine plus capecitabine appears very compelling.  It seems that the inhibition of Akt and other pathways by perifosine modulates the activity of capecitabine. What is of particular interest to me is the TTP and OS data for the 5-FU refractory patients, which holds great promise, and I urge the company to move forward into Phase 3.”

Ron Bentsur, Chief Executive Officer of Keryx, commented “We are extremely excited by the data.  It has been several years since any drug candidate has shown a robust advantage across all key efficacy parameters in such an advanced metastatic colorectal cancer patient population, especially a highly statistically significant improvement in survival.  While we will need to confirm these results in a Phase 3 setting, we are excited at the opportunity to potentially provide a substantial improvement of care to a very advanced patient population which has failed some of the biggest blockbuster cancer drugs, such as Avastin® and Erbitux®.”  Mr. Bentsur added, “We are eager to finalize the design of a Phase 3 protocol in metastatic colorectal cancer within the next 3 months, in consultation with the FDA, and to commence the Phase 3 study as soon as practicable thereafter.”

On Thursday, January 28, 2010, at 9:00 a.m. EST, Keryx will host a conference call featuring Dr. Paulo Hoff and Dr. Johanna Bendell, Director, GI Oncology Research and Assoc. Director, Drug Development Unit, Sarah Cannon Research Institute, who will discuss the Phase 2 data reported at the 2010 ASCO GI Cancers Symposium.  In order to participate in the conference call, please call 1-888-596-2611 (U.S.), 1-913-312-1432 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

A copy of the poster is available via request to Keryx.

Perifosine is currently in a Phase 3 trial, under Special Protocol Assessment (SPA), for the treatment of relapsed/refractory multiple myeloma.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris Inc. (Nasdaq: AEZS; TSX: AEZ) in the United States, Canada and Mexico.

About Colorectal Cancer
According to the American Cancer Society, colorectal cancer is the third most common form of cancer diagnosed in the United States. It is estimated that over 146,000 people were diagnosed with some form of colorectal cancer with over 49,000 patients dying from colorectal cancer in 2009.  Surgery is often the main treatment for early stage colorectal cancer.  When colorectal cancer metastasizes (spreads to other parts of the body such as the liver) chemotherapy is commonly used.  Treatment of patients with recurrent or advanced colorectal cancer depends on the location of the disease. Chemotherapy regimens (i.e. FOLFOX or FOLFIRI either with or without bevacizumab) have been shown to increase survival rates with some stages of colorectal cancer.  Currently, there are seven approved drugs for patients with metastatic colorectal cancer: 5-fluorouracil (5-FU), capecitabine (Xeloda®), irinotecan (Camptosar®), oxaliplatin (Eloxatin®), bevacizumab (Avastin®), cetuximab (Erbitux®) , and panitumumab (Vectibix®). Depending on the stage of the cancer, two or more of these types of treatment may be combined at the same time or used after one another.  For example, FOLFOX combines 5-FU, leucovorin and oxaliplatin and FOLFIRI combines 5-FU, leucovorin and irinotecan.  Avastin®, a VEGF monoclonal antibody inhibitor, is commonly administered together with FOLFIRI and FOLFOX.  Typically, patients who fail FOLFIRI and/or FOLFOX (+ Avastin) and who are considered EGFR-positive (non-mutated, wild-type KRAS status), receive the EGFR monoclonal antibody inhibitors Erbitux® or Vectibix®.  However, patients who continue to progress beyond these treatments have a poor prognosis.

About Keryx Biopharmaceuticals, Inc.
Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK pathway, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in a Phase 3 trial, under Special Protocol Assessment (SPA), in multiple myeloma, and in Phase 2 clinical development for several other tumor types. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is expected to begin this quarter under an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement
Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for KRX-0401 (perifosine), may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from future trials of KRX-0401 will not coincide with data analyses from previous clinical trials; our ability to meet anticipated development timelines for KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5962
E-mail:  lfischer@keryx.com